EXHIBIT 99.1

Press Release	Source: National Technical Systems, Inc.

National Technical Systems Announces Fiscal 2009 First Quarter Results

Friday June 13, 7:30 am ET

CALABASAS, Calif.--(BUSINESS WIRE)--National Technical Systems, Inc. (Nasdaq: NTSC - News) (NTS) today announced results for its fiscal 2009 first quarter ended April 30, 2008.

Net income for the quarter increased 23.2% to $728,000 as compared to $591,000 for the same period in the prior year with corresponding diluted earnings per share of $0.08 in the current period compared to $0.06 for the same quarter in the prior year. Total revenues for the quarter increased 6.5% to $31,732,000, compared to $29,804,000 for the same period in the prior year. Revenues from Engineering & Evaluation increased 8.9% to $23.3 million in fiscal year 2009 from $21.4 million for the same period in the prior year. Revenues from Technical Solutions were unchanged at $8.4 million for the current period and the same period in the prior year.

CEO William C. McGinnis commented, “I am pleased with our first quarter results considering the difficult economic environment. Our backlog is at an all-time high; however total revenues were negatively impacted by delays in receiving test items from manufacturers in the defense industry, particularly at our Camden, Arkansas facility and Wichita, Kansas facility. Consequently, operational performance at these facilities was lower than expected. It is anticipated that this is a temporary situation and will reverse itself during the balance of the year and both facilities will be operating at or near capacity. We significantly reduced headcount in the Technical Solutions segment and I am also pleased to see that some of the changes we made in this segment are improving its financial performance. As announced earlier this week, we acquired Elliott Laboratories, a highly reputable EMC testing company located in the San Francisco bay area, one of the most important markets for EMC testing in the country. NTS is now one of the largest independent providers of EMC testing with state-of-the-art equipment, which will further enhance our capabilities and support our growth strategy.”

Operating income in the Engineering & Evaluation segment increased 17.1% to $1,366,000 for the fiscal 2009 first quarter, compared with the same period in the prior year. Operating income in the Technical Solutions segment increased 39.3% to $170,000 for the fiscal 2009 first quarter, compared with the same period last year. Total other income was $201,000 for the fiscal 2009 first quarter, compared with $156,000 for the same period in the prior year.

Conference Call

NTS is conducting a conference call to review the financial results today, at 10:00 AM Pacific Time (11:00 AM Mountain Time, 12:00 PM Central Time, 1:00 PM Eastern Time). The dial-in number for the call is 800-240-4186 (this is an operator-assisted call; ask for the NTS 2009 First Quarter Results conference call). A live web cast of the call can be accessed at www.ntscorp.com.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially, including the continuing demand for personal protection equipment and the testing of same. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

	Three Months Ended April 30,
	2008	2007

Net revenues	$31,732,000	$29,804,000
Cost of sales	24,056,000	22,789,000

Gross profit	7,676,000	7,015,000
Selling, general and administrative expense	6,108,000	5,782,000
Equity loss (income) from non-consolidated subsidiary	32,000	(56,000)

Operating income	1,536,000	1,289,000

Other income (expense):
Interest expense, net	(523,000)	(454,000)
Other income, net	201,000	156,000

Total other expense, net	(322,000)	(298,000)
Income before income taxes and minority interest	1,214,000	991,000
Income taxes	491,000	393,000

Income before minority interest	723,000	598,000
Minority interest	5,000	(7,000)

Net income	$728,000	$591,000

Net income per common share:
Basic	$0.08	$0.07

Diluted	$0.08	$0.06

Weighted average common shares outstanding	8,868,000	8,744,000
Dilutive effect of stock options	581,000	578,000

Weighted average common shares outstanding, assuming dilution	9,449,000	9,322,000

Contact:

BPC Financial Marketing

John Baldissera, 800-368-1217

or

National Technical Systems

Raffy Lorentzian, Sr. V.P. & C.F.O., 818-591-0776

Source: National Technical Systems, Inc.